UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A/A
(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

NORTHERN OIL AND GAS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	95-3848122
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

601 Carlson Parkway, Suite 990 Minnetonka, Minnesota	55305
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common Stock, $0.001 par value	NYSE American

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), please check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:     None              (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of class)

EXPLANATORY NOTE
This Amendment No. 1 to Form 8-A is being filed in connection with the reincorporation from the State of Minnesota to the State of Delaware (the “Reincorporation”) of Northern Oil and Gas, Inc. (the “Company,” “we,” “our” or “us”), pursuant to a plan of conversion, dated May 9, 2018 (the “Plan of Conversion”). The Reincorporation was accomplished by filing (1) articles of conversion with the Minnesota Secretary of State and (2) a certificate of conversion and a certificate of incorporation (the “certificate of incorporation”) with the Delaware Secretary of State. Pursuant to the Plan of Conversion, the Company also adopted new bylaws (the “bylaws”). The Company hereby amends the following items, exhibits or other portions of its Form 8-A filed with the Securities and Exchange Commission (the “SEC”) on March 19, 2008 regarding the description of common stock as set forth herein. The shares of the Company’s common stock (as defined herein) continue to be listed on the NYSE American under the symbol “NOG.”

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.
Below, we have summarized selected provisions of our certificate of incorporation, our bylaws and the Delaware General Corporation Law (the “DGCL”) relating to our common stock. This summary is not intended to be complete and is qualified in its entirety by reference to the full texts of our certificate of incorporation and bylaws, copies of which are included as Exhibits 3.1 and 3.2, respectively, to this registration statement on Form 8-A and incorporated by reference herein, and to the applicable provisions of the DGCL.

Generally

Under our certificate of incorporation, we are authorized to issue up to 450,000,000 shares of common stock, par value $0.001 per share (the “common stock”), and up to 5,000,000 shares of preferred stock, par value $0.001 per share.

Description of Common Stock

Each share of our common stock entitles its holder to one vote per share on all matters to be voted on by our shareholders. Except with respect to the election of directors or as otherwise required by law, all questions submitted to a vote of our shareholders are decided by the affirmative vote of the holders of the greater of (a) a majority of the voting power of the shares present and entitled to vote on that item of business or (b) a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at a duly held meeting of shareholders. Directors are elected by a plurality of the voting power of the shares present and entitled to vote on the election of directors at a meeting at which a quorum is present, and our shareholders are not entitled to cumulate their votes for the election of directors.
Our common stock is not redeemable, does not have subscription or conversion rights and does not entitle holders of our common stock to any preemptive rights to subscribe for any shares of any class or series of our capital stock, or for any obligations convertible into shares of any class or series of our capital stock, whether now or hereafter authorized.
Holders of our common stock are entitled to receive equally, on a per share basis, such dividends and other distributions in cash, securities or other property of the Company legally available therefor. In the event of any liquidation, dissolution or winding up of the affairs of the Company, after payment or provision for payment of the Company’s debts and subject to the rights of the holders of shares of any series of preferred stock upon such dissolution, liquidation or winding up, the holders of the shares of our common stock will be entitled to the remaining net assets of the Company to be distributed equally on a per share basis.
Our certificate of incorporation and bylaws contain provisions that could have the effect of delaying or deferring a change in control of the Company, including provisions that:

•	grant our board of directors discretion to create and issue preferred stock from time to time without shareholder approval;

•	provide that any vacancy on our board of directors may be filled only by the affirmative vote of a majority of the remaining directors then in office, and not by the shareholders; and

•
provide for advance notice procedures to govern the process by which shareholders can nominate candidates for election as directors at any meeting of shareholders or to present any other business for consideration at any meeting of shareholders.

As a Delaware corporation, we are subject to Section 203 of the DGCL. This provision provides that a corporation that is listed on a national securities exchange or that has more than 2,000 shareholders is not permitted to engage in a business combination with any interested shareholder, generally a person who owns 15% or more of the outstanding shares of a corporation’s voting stock, for three years after the person became an interested shareholder, unless (a) before the person became an interested shareholder, the board of directors approved either the transaction resulting in a person becoming an interested shareholder or the business combination, (b) upon consummating the transaction which resulted in the person becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans), or (c) on or after the date the person becomes an interested shareholder, the business combination is approved by the board of directors and at an annual or special meeting of shareholders by the affirmative vote of at least 66-2/3% of the corporation’s outstanding voting stock which is not owned by the interested shareholder.
Under Section 203, the restrictions described above also do not apply to specific business combinations proposed by an interested shareholder following the announcement or notification of designated extraordinary transactions involving the corporation and a person who had not been an interested shareholder during the previous three years or who became an interested shareholder with the approval of a majority of the corporation’s directors, if a majority of the directors who were directors prior to any person’s becoming an interested shareholder during the previous three years, or were recommended for election or elected to succeed those directors by a majority of those directors, approve or do not oppose that extraordinary transaction.
Our common stock is listed on the NYSE American under the symbol “NOG.” The transfer agent and registrar for our common stock is Equiniti Trust Company.

Description of Preferred Stock

Our certificate of incorporation authorizes our board of directors to create and provide for the issuance of preferred stock without the approval of our shareholders. Our board of directors is authorized from time to time to provide for the issuance of shares of preferred stock in one or more series, setting forth the designation of each such series, and fixing the relative rights and preferences of each such series.

Item 2.        Exhibits.

Exhibit Number	Description
3.1	Delaware Certificate of Incorporation of Northern Oil and Gas, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 15, 2018).
3.2	Bylaws of Northern Oil and Gas, Inc. (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed with the SEC on May 15, 2018).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: June 22, 2018	NORTHERN OIL AND GAS, INC. By /s/ Erik J. Romslo Erik J. Romslo Executive Vice President, General Counsel and Secretary